FORM OF
             PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT
           (for Canadian and other non-U.S. Subscriptions)

A completed and originally executed copy of this subscription agreement must be delivered to Groome Capital.com Inc., 20 Toronto Street, Suite 900, Toronto, M5C 2B8 or transmitted by telecopier (416) 861-9992 by no later than 5:00 p.m. (Toronto time) on April 12, 2000 (Attention: Chris Conacher).

To:      Urbana.ca, Inc. (the "Issuer")
         211 Water Street North
         Cambridge, Ontario    N1R 3B9

And to:  Groome Capital.com Inc. (the "Agent")
         20 Toronto Street, Suite 900, Toronto, Ontario, Canada   M5C 2B8

Subject to the terms and conditions of this Agreement and the Agency Agreement (hereinafter defined), the undersigned (the "Purchaser") irrevocably subscribes for and agrees to purchase Special Warrants (hereinafter defined) at a price of U.S. $1.25 (Cdn. $1.83) per Special Warrant. The particulars of the Special Warrants and certain covenants, representations and warranties to be made by the Purchaser so that the Issuer and the Agent can ensure compliance with the Securities Laws, are set out under the heading "Terms of the Offering" all of which forms a part of this Subscription Agreement. Attached as Schedule "A" is a Form 20A(IP) which must be completed by Purchasers who are individuals and resident in British Columbia.

The Purchaser hereby irrevocably instructs the Issuer with respect to registration and delivery of the certificates representing the Special Warrants as follows:

Number of Special Warrants to be purchased:    at U.S.  $1.25 each
  (Cdn. $1.83 for those purchasers settling in Canadian funds)

NOTE:  the minimum number of Special Warrants purchased for:
Ontario and Quebec residents is:   22,831   Special Warrants
B.C. and Alberta residents is:      14,697     Special Warrants

Total Purchase Price:   U.S. $

Total Purchase Price:  Cdn.$

Name and Address of Purchaser:
Name:
Address:
Phone No.:         Fax:

Registration Instructions: Register the Special Warrants as set forth below.

Name:
(Please Print)

Account Reference (if applicable)

Address:
(Street Address)
(City, Province and Postal Code)

Delivery Instructions:    The name and address (including contact name
and telephone number) of the person to whom the certificate representing the Shares and Warrants comprising the Units are to be delivered, if other than the Purchaser:

To:
(Please Print)

Account Reference (if applicable)

Address:
(Street Address)
(City, Province and Postal Code)

Contact Person:
(Please Print)
Phone No.:

IN WITNESS WHEREOF the Purchaser has executed, or caused its duly authorized representative to execute, on its own behalf and, if applicable, on behalf of each other person for whom it is contracting hereunder, this subscription agreement. The Purchaser also hereby authorizes the Agent to deliver a copy of this Agreement on its behalf to the Issuer.

DATED the   day of      , 2000


Signature of Purchaser (if an individual      Name of Purchaser (if not an
                                              individual)

Per:
Name of Purchaser (if an individual)          Signature of authorized
                                              representative
(Please Print)

Name and title of authorized representative
(Please Print)

1.  DEFINITIONS.

1.1 In this Agreement, the following words have the following meaning unless otherwise indicated:

"Agency Agreement" means the agreement entered into or to be entered into on or before the Closing Date between the Issuer and the Agent, as it may be amended, relating to the Private Placement;

"Agreement" or "Subscription Agreement" refers to this Subscription
Agreement;

"Alberta Act" means the Securities Act (Alberta), as amended, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the Alberta Securities Commission;

"BC Act" means the Securities Act (British Columbia), as amended, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the British Columbia Securities Commission;

"Canadian Securities Laws" means, collectively, the applicable securities laws of each of the Qualifying Provinces and the respective regulations, rules, rulings and orders made thereunder, the applicable policy statements, blanket orders and rulings issued by the respective Commissions;

"Closing" means the closing of the Private Placement;
"Closing Date" means April 19, 2000 or such other date as the Issuer and the Agent may agree;

"Commissions" means collectively the Alberta Securities Commission, the British Columbia Securities Commission, the Ontario Securities Commission and the Commission des valeurs mobil du Quebec (Quebec Securities Commission and) and "Commission" means any one of them; Distribution" means the proposed issuance of Unit Shares and Unit Warrants to the holders of Special Warrants on the exercise or deemed exercise of the Special Warrants;

"Effective Registration" means the registration effected by filing a Registration Statement in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act, or any successor rule providing for offering securities on a continuing basis and the declaration or ordering of effectiveness of such Registration Statement by the SEC and all applicable state regulatory authorities;

"Exchange" means the Over-the-Counter Bulletin Board in the United
States;

"material" means material in relation to the Issuer

"material change" means any change in the business, operations, assets, liabilities, ownership or capital of the Issuer that would reasonably be expected to have a significant effect on the market price or value of the Underlying Securities and includes a decision to implement such a change made by the board of directors of the Issuer or by senior management of the Issuer who believes that confirmation of the decision by the board of directors is probable;

"material fact" means any fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Underlying Securities, as the case may be;

"misrepresentation" means, with respect to circumstances in which the Securities Laws of any jurisdiction are applicable, a misrepresentation as defined under the Securities Laws of that jurisdiction and, if not so defined or in circumstances in which the laws of a particular jurisdiction are not applicable, a misrepresentation as defined under the Securities Act (Ontario);

"Ontario Act" means the Securities Act (Ontario), as amended, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the Ontario Securities Commission;

"Private Placement" means the offering of the Special Warrants pursuant to this Agreement, the Special Warrant Agreement and the Agency
Agreement;

"Prospectus" means a prospectus, including any amendments made thereto which, upon issuance of a receipt by each of the Commissions for the final prospectus, will qualify the Distribution;

"Qualification Date" means the date which is the later of the date on which all of the Commissions have issued a receipt for the final
Prospectus and the date of an Effective Registration;

"Qualifying Provinces" means the Provinces of Ontario, Quebec, British Columbia and Alberta and such other Provinces as the Agent and the Issuer may determine before the Closing Date;

"Quebec Act" means the Securities Act (Quebec), as amended, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the Quebec Securities Commission;

"Registration Statement" means a registration statement of the Issuer under the 1933 Act covering the Underlying Securities;

"Regulation S" means Regulation S under the 1933 Act;

"Regulatory Authorities" means the Commissions and the Exchange;

"SEC" means the United States Securities and Exchange Commission;

"Securities" means the Special Warrants, the Unit Shares, the Unit Warrants and the common shares of the Issuer issued upon exercise of the Unit Warrants;

"Securities Acts" means, collectively, the Alberta Act, the BC Act, the Ontario Act and the Quebec Act;

"Securities Laws" means collectively, the Canadian Securities Laws and U.S. Securities Laws;

"Special Warrants" means the Special Warrants of the Issuer to be offered under and having the terms provided in this Agreement and issued pursuant to and subject to the terms of the Special Warrant Agreement;

"Special Warrant Agreement" means the special warrant agreement to be entered into between the Issuer and the Trustee, in such form and containing such terms as approved by the Issuer and its counsel and the Agent and its counsel;

"Trustee" means Pacific Corporate Trust Company or such other person appointed to act as trustee under the Special Warrant Agreement as may be mutually agreed to by the Agent and the Issuer;

"Underlying Securities" means the Unit Shares and the Unit Warrants comprising the Units;

"Unit" means one Unit Share and one-half of one Unit Warrant, subject to adjustment as provided in subsection 10.2;

"Unit Shares" means the previously unissued common shares without par value of the Issuer which are issuable upon exercise or deemed exercise of the Special Warrants;

"Unit Warrants" means the share purchase warrants of the Issuer to be issued upon the exercise or deemed exercise of the Special Warrants;

"U.S. Securities Laws" means, collectively, all applicable federal and state securities laws in the United States, including all "Blue Sky" laws, and all regulations and forms prescribed thereunder, together with all applicable published policy statements, releases and rulings of the SEC and any applicable state securities regulatory authorities; and "1933 Act" means the United States Securities Act of 1933, as amended.

1.2 References to the Purchaser shall, where the context is not inconsistent therewith, be deemed to a reference to "the Purchaser on its own behalf and, if applicable, on behalf of others for whom it is contracting".

2.  SUBSCRIPTION AND APPOINTMENT OF AGENT.

2.1 The Purchaser irrevocably subscribes for and agrees to purchase the number of Special Warrants specified on the first page of this Agreement, subject to the Purchaser's right to withdraw its subscription and terminate its obligation if the Agent exercises its right under the Agency Agreement not to proceed with the Private Placement.

2.2  The Purchaser shall deliver the following to the Agent at 20
Toronto Street, Suite 900, Toronto (to the attention of Chris Conacher) not later than 5:00 p.m. (Toronto time) on April 12, 2000:

(a) a wire transfer, certified cheque or bank draft made payable to "Groome Capital.com Inc." representing the aggregate purchase price payable for the Special Warrants being purchased; and

(b) an executed copy of this Agreement, together with Schedules "A" (only if the Purchaser is resident in British Columbia).

2.3 The Purchaser appoints the Agent to act as its agent to represent it at the Closing for the purpose of all closing matters and deliveries of documents and payments of funds. The Purchaser authorizes the Agent to amend the time and/or date of Closing and to modify or waive any conditions as may be contemplated herein or in the Agency Agreement as in its absolute discretion it may deem appropriate and to exercise any rights of termination contained in the Agency Agreement. The Purchaser further authorizes the Agent to make, on the Purchaser's behalf, non-material revisions to this Agreement as the Agent in its absolute discretion may deem appropriate, and to complete or correct any errors or omissions in any form or document provided by the Purchaser.

2.4 The acceptance by the Issuer of the Purchaser's irrevocable subscription to purchase the Units as contemplated by this Subscription Agreement shall constitute an agreement by the Issuer with the Agent and the Purchaser that the Purchaser shall have, in respect of such Units, the benefits of the representations, warranties and covenants of the Issuer contained in the Agency Agreement.

2.5 The obligations of the Purchaser to complete the purchase of the Units as contemplated in this Subscription Agreement are conditional upon the fulfilment at or before the Closing Time of each of the conditions for the Closing of the Offering to be set forth in the Agency Agreement which has not been waived by the Agent;

3.  CONCERNING THE SPECIAL WARRANTS.

3.1 The Special Warrants will be issued and registered in the name of the Purchaser or its nominee as shown on the first page of this Agreement.

3.2 Each Special Warrant will be exercisable, at no additional cost, into one Unit.

3.3 The Special Warrants may be exercised by the holder, in whole or in part, at any time after the Closing. Any outstanding Special
Warrants will be deemed to be exercised (at 4:30 p.m. Toronto time) on the day which is the earlier of:

(a)  the fifth (5th) business day after the Qualification Date; or

(b)  twelve (12) months from the Closing.

3.4 Upon exercise or deemed exercise, the Special Warrants will be automatically cancelled and will have no further force or effect.

3.5 The Special Warrant Agreement, pursuant to which the Special Warrants will be issued, will contain, among other things, provisions for the appropriate adjustment in the class and number of the Unit Shares and Unit Warrants issuable upon exercise or deemed exercise of the Special Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the common shares of the Issuer, the payment of stock dividends or the amalgamation of the Issuer.

3.6 The issue of the Special Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights.

4.  CONCERNING THE UNIT WARRANTS.

4.1 The Unit Warrants will be non-transferable, and one full Unit Warrant will entitle the holder to purchase one additional common share of the Issuer at any time up to the close of business twenty-four (24) months from the Closing Date at a price of $5.00 (U.S.) per common share.

4.2 The terms and conditions which govern the Unit Warrants will be referred to in the Warrant Agreement pursuant to which the Unit Warrants will be issued and will contain, among other things, provisions for the appropriate adjustment in the class, number and price of the shares to be issued on the exercise of the Unit Warrants upon the occurrence of certain events including any subdivision, consolidation or reclassification of the shares, the payment of stock dividends or the amalgamation of the Issuer.

4.3 The issue of the Unit Warrants will not restrict or prevent the Issuer from obtaining any other financing, nor from issuing additional securities or rights.

5.  REPRESENTATIONS, WARRANTIES, ACKNOWLEDGEMENTS AND COVENANTS.

5.1 The Purchaser acknowledges, represents, warrants and covenants to and with the Issuer that, as at the date given above and at the Closing:

(a) no prospectus has been filed by the Issuer with any securities commission or regulatory authority in connection with the issuance of the Special Warrants, the issuance is being made in reliance on exemptions from the prospectus requirements of the Securities Acts and that:

(i) the Purchaser is restricted from using most of the protections, rights and remedies available under the Securities Acts, including civil remedies available under the Securities Acts;

(ii) the Purchaser may not receive information that would otherwise be required to be provided to him under the Securities Acts;
(iii) the Issuer is relieved from certain obligations that would otherwise apply under the Securities Acts;

(iv) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Private Placement and the issuance of the Special Warrants;

(b)  the Purchaser is:

(i) a person, other than an individual, purchasing as principal and is recognized by the securities regulatory authority in the province in which the Purchaser is resident as an exempt purchaser (or if the Purchaser is resident in Quebec, the Purchaser is a "sophisticated purchaser") and the Private Placement and the Distribution are made without advertisement; or

(ii) purchasing sufficient Special Warrants so that the aggregate acquisition cost of the Special Warrants to the Purchaser is not less than:

A. if the Purchaser is resident in British Columbia or Alberta, $97,000; and

B.  if the Purchaser is resident in Ontario, $150,000; or

C. if the Purchaser is resident in Quebec, $150,000 and such Purchaser is active for his own account and the Private Placement and Distribution are made without advertisement; or

(iii) in the case of a purchase of Special Warrants by the Purchaser as agent for a disclosed principal or for a principal which is undisclosed or identified by account number only, each beneficial purchaser of Special Warrants for whom the Purchaser is acting as agent, is purchasing as principal for its own account and not for the benefit of any other person, Special Warrants having an aggregate acquisition cost of not less than:

A. in the case of a beneficial purchaser of Special Warrants resident in Ontario, $150,000;

B. in the case of a beneficial purchaser of Special Warrants resident in British Columbia or Alberta, $97,000; and

C. in the case of a beneficial purchase of Special Warrants resident in Quebec, $150,000 and such Purchaser is active for his own account and the Private Placement and Distribution are made without advertisement, and the Purchaser is an agent or trustee with proper authority to execute and deliver this Agreement and all documentation in connection with the purchase on behalf of the beneficial purchaser; or

(iv) in the case of a purchase by the Purchaser of Special Warrants as a trustee or as an agent for a principal which is undisclosed or identified by account number only:

A. if any beneficiary of a trust in respect of which the Purchaser acting as trustee or any such undisclosed principal or principal who is identified by account number only is resident in or otherwise subject to the securities legislation of Ontario, the Purchaser is a trust company registered under the laws of Ontario acting as trustee or as agent for accounts fully managed by the Purchaser or is a portfolio adviser and is purchasing the Special Warrants for accounts managed by it pursuant to Rule 45-504 made under the Ontario Act; or

B. if any beneficiary of a trust in respect of which the Purchaser is acting as trustee or any such undisclosed principal or principal who is identified by account number only is resident in or otherwise subject to the securities legislation of British Columbia, the Purchaser is a trust company or an insurance company in respect of which a business authorization has been issued under the laws of British Columbia or an advisor who manages the investment portfolio of clients through discretionary authority granted by one or more clients and who is registered as a portfolio manager under the BC Act or is exempt from such registration and is purchasing Special Warrants as trustee for accounts fully managed by it; or

C. if any beneficiary or a trust in respect of which the Purchaser is acting as trustee or any such undisclosed principal or principal who is identified by account number only is resident in or otherwise subject to the securities legislation of Alberta, the Purchaser is a trust company trading as a trustee or an agent or an advisor trading as agent who manages the investment portfolio of clients through discretionary authority granted by one or more clients and who is registered as a portfolio manager under the Alberta Act or is exempt from such registration and is purchasing Special Warrants for accounts fully managed by it; or

D. if any beneficiary of a trust in respect of which the Purchaser is acting as trustee or any such undisclosed principal or principal who is identified by account number only is resident in or otherwise subject to the securities legislation of Quebec, the Purchaser is a trust company licensed under The Trust Companies and Savings Companies Act (Quebec), an insurance company holding a license under An Act Respecting Insurance (Quebec) or a dealer or advisor appropriately registered under the Quebec Act and is purchasing such Special Warrants for the portfolio of a third person managed solely by it; or

(v) if the Purchaser is resident in or is subject to the securities laws of Ontarioand is not an individual, the Purchaser is:

A. a corporation that was not incorporated or created solely to permit the purchase of the Special Warrants without the need for filing a prospectus in respect of its purchase of the Special Warrants or, if it is a corporation incorporated or created for such a purpose and a resident in Ontario, each shareholder of the corporation is an individual who has contributed at least $150,000 to the Issuer for the purpose of investment by the corporation in the Special Warrants; or

B. a syndicate, partnership, trust or other unincorporated organization, and is purchasing as principal for its own account and was not created or being used primarily to permit purchases without a prospectus or if a syndicate partnership, trust or other unincorporated organization created or being used for such purposes:

(1) each member of the syndicate, partnership, or other unincorporated organization or each beneficiary of the trust, as the case may be, is an individual who has contributed at least $150,000 for the Special
Warrants purchased; or

(2) it will have an aggregate acquisition cost of purchasing the Special Warrants of not less than $150,000 and falls within one of the following categories: pension plans, groups of pension plans under common management, organizations of members of a family fund formed to make investments of family funds, testamentary trusts and estates, organizations which have primary ongoing business activities other than investing in securities, mutual funds other than private mutual funds within the meaning of section 1 of the Ontario Act, group registered retirement savings plans or group deferred profit sharing plans, or partnerships, interests in which are offered by a prospectus, where the partnership invests in securities in reliance upon section 72(1)(d) of the Ontario Act; or

C. an investment club and the share or portion of any member of the investment club of the aggregate acquisition cost to such investment club of the Special Warrants subscribed to hereunder is at least
$150,000; or

(vi) if the Purchaser is resident in or is otherwise subject to the securities laws of Alberta and is a corporation, syndicate, partnership or other form of unincorporated organization, it pre-existed the offering of the Special Warrants and has a bona fide purpose other than investment in the Special Warrants or, if created to permit such investment, the individual share of the aggregate acquisition cost for each participant is not less than $97,000;

(vii) an individual exempted from registration and prospectus filing requirements by sections 45(2)(10) and 74(2)(9) of the BC Act as an employee, senior officer or director of the Issuer or an affiliate of the Issuer, or is a corporation all of the voting securities of which are owned by one of the foregoing persons, and the Purchaser has not been induced to purchase the Special Warrants by expectation of employment or continued employment by the Issuer; or

(viii) if the Purchaser is not a resident of British Columbia, Alberta, Ontario or Quebec, they are purchasing in full compliance with the laws of the jurisdiction in which the Purchaser resides;

(c) if the Purchaser is resident in or is otherwise subject to the securities laws of British Columbia and is a syndicate, partnership or other form of unincorporated organization, such syndicate, partnership or other unincorporated organization was not created solely to permit purchases under section 74(2)(4) of the BC Act by groups of individuals whose individual share of the aggregate acquisition cost is less than $97,000;

(d) the Purchaser is resident in the jurisdiction specified on the first page of this Agreement and, if the Purchaser is acting as agent for a principal, the principal is also resident in the jurisdiction specified on the first page of this Agreement;

(e) no person has made to the Purchaser any written or oral representations:

(i)  that any person will resell or repurchase the Securities;

(ii)  that any person will refund the purchase price of the Securities;

(iii)  as to the future price or value of any of the Securities; or
(iv) that the Securities will be listed and posted or quoted for trading on a stock exchange or that application has been made to list and post the Securities for trading or quotation on a stock exchange, other than the Exchange;

(f) the Purchaser covenants and agrees to comply with the reporting requirements of the Securities Acts and any other applicable securities legislation;

(g) the Purchaser is not a U.S. Person (as that term is defined in Rule 902 under the 1933 Act) and is not and will not be purchasing Special Warrants for the account or benefit of any U.S. Person was not offered the Special Warrants in the United States, and did not execute or deliver this Subscription Agreement in the United States;

(h) the Purchaser acknowledges that the Securities have not been registered under the 1933 Act and may not be resold or otherwise transferred, other than in compliance with Regulation S pursuant to a registration under the 1933 Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

(i) the Purchaser has no knowledge of a "material fact" or "material change" in the affairs of the Issuer that has not been generally disclosed to the public, save knowledge of this particular transaction;

(j) the Purchaser has the necessary legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Purchaser is a corporation it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Agreement on behalf of the Purchaser. If the Purchaser is a natural person, he or she has attained the age of majority and is legally competent to execute this Subscription Agreement and to take all actions required pursuant thereto;

(k) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constituting documents of, the Purchaser or of any agreement, written or oral, to which the Purchaser may be a part or by which he is or may be bound;

(l) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser;

(m) the Purchaser has been independently advised as to the applicable hold period imposed in respect of the Securities by securities legislation in the jurisdiction in which the Purchaser resides and confirms that no representation has been made respecting the applicable hold periods for the Securities, and the Purchaser is aware of the risks involved in the purchase of the Special Warrants and has the ability to bear the economic risk of the loss of its investment in the Special Warrants, and the Purchaser is aware of the fact that the Purchaser may not be able to resell the Securities except in accordance with the applicable securities legislation and regulatory policies;

(n) the Purchaser, and any beneficial purchaser for which it is purchasing, is capable of assessing and evaluating the merits and risks of the proposed investment as a result of the Purchaser's financial experience or as a result of advice received from a registered person and it, or where it is not purchasing as principal, each beneficial purchaser, is able to bear the economic risk of its investment;

(o) if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Purchaser will execute, deliver, file and otherwise assist the Issuer in filing, such reports, undertakings and other documents with respect to the issue of the Securities as may be required;

(p) if the Purchaser is an individual resident in British Columbia, the Purchaser agrees to execute and deliver to the Issuer the Form 20A
(IP), attached as Schedule "A";

(q) the Purchaser, or any beneficial purchaser (the "beneficiary") for whom it's purchasing, acknowledges that it or the beneficiary must file a report on the applicable form with, as applicable, the Alberta Securities Commission, British Columbia Securities Commission, Ontario Securities Commission or Quebec Securities Commission within 10 days of each disposition of all or any part of the Special Warrants and, unless the Distribution has been qualified by a Prospectus, Unit Shares and Unit Warrants;

(r) the Purchaser covenants that the Purchaser's representations, warranties and covenants in this subsection are and will be true and correct both as of the execution of this Agreement and as of the Closing;

(s) the Purchaser has not received, nor has it requested, nor does it have any need to receive, any offering memorandum, or a prospectus as defined in applicable Securities Laws, or any other document describing the business and affairs of the Issuer. The offer and sale to the Purchaser of the Purchaser's Units were not made through or as a result of, and the distribution of the Special Warrants is not being accompanied by, any advertisement in printed public media of general and regular paid circulation, radio, television or telecommunications, including electronic display or any other form of advertisement and except for this Subscription Agreement, the only documents, if any, delivered or otherwise furnished to the Purchaser in connection with such offer and sale were a term sheet describing the terms of the Private Placement and publicly available materials concerning the Issuer, none of which has been prepared for delivery to and reviewed by prospective purchasers in order to assist them in making an investment decision in respect of the Special Warrants and none of which has been independently verified by the Agent or its professional advisors;

(t) the Purchaser has been advised by the Issuer to obtain its own legal, financial and tax advice with respect to the advisability of purchasing the Special Warrants and has had adequate opportunity to do so, and the Purchaser acknowledges and understands the terms and its rights and obligations under this Agreement;

(u) the Purchaser, or each beneficial purchaser for whom it is purchasing, is acquiring Units for investment only and not with a view to immediate resale or distribution and will not resell or otherwise transfer or dispose of the Units except in accordance with the provision of applicable Securities Laws;

(v) the Units are not being purchased by the Purchaser as a result of any material information concerning the Company which has not been publicly disclosed and the Subscriber's decision to subscribe for Units has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of the Company, the Underwriter or any other person and is based entirely upon currently available public information concerning the Company;

(w) the Purchaser acknowledges and agrees that the sale and delivery of the Units to the Purchaser (or, if applicable, to others for whom it is contracting hereunder) is conditional upon such sale being exempt from the requirements under applicable Canadian Securities Laws requiring the filing of a prospectus or delivery of an offering memorandum in connection with the distribution of the Units or upon the issuance of such rulings, orders, consents and approvals as may be required to permit such sale without the requirement of filing a prospectus or delivery of an offering memorandum;

(x) the Purchaser is not a "control person" of the Issuer (as defined in the Securities Act (Ontario)) and will not become a "control person" of the Issuer by virtue of the acquisition of the Units or the Underlying Securities pursuant to this subscription and does not intend to act in concert with any other person to form a control group;

(y) neither the Issuer nor any party on whose behalf the Issuer is acting is a director, officer or trustee of the Issuer or any subsidiary thereof or is an "insider" of the Company as such term is defined under applicable Canadian Securities Laws;

(z) in the case of a subscription by the Purchaser acting as agent for a principal, the Purchaser is duly authorized to execute and deliver this Agreement and all other necessary documentation in connection with this subscription on behalf of such principal and this Agreement has been duly authorized, executed and delivered by or on behalf of, and constitutes the legal, valid and binding agreement of such principal;

(aa) the Purchaser acknowledges that the Issuer may enter into agreements similar to this Agreement with other persons in respect of the Private Placement, which agreements shall be made and dated for reference the same date as this Agreement.

5.2 The Purchaser's representations, warranties and covenants are made with the intent that they be relied upon by the Issuer and Agent in determining the Purchaser's suitability as a purchaser of Special Warrants, and the Purchaser hereby agrees to indemnify the Agent and Issuer against all losses, claims, fees, costs, expenses and damages or liabilities whatsoever which any of them may suffer or incur as a result of reliance thereon. The Purchaser undertakes to notify the Issuer and Agent immediately of any change in any representation, warranty or other information relating to the Purchaser set forth herein which takes place prior to the Closing. The covenants, representations and warranties contained herein shall survive the closing of the transaction contemplated hereby.

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER.

6.1 The Issuer represents and warrants that each of the representations and warranties of the Issuer set forth in the Agency Agreement are true and correct. The Issuer further acknowledges and agrees that it is bound by each of its covenants, obligations and agreements set out in the Agency Agreement.

7.  CLOSING.

7.1 The Purchaser acknowledges and agrees that the Closing will be completed at the place, time, date and manner specified in the Agency Agreement or such other place, time and/or date as the Issuer and the Agent may agree.

7.2 The Purchaser acknowledges and agrees that this Agreement and any other documents delivered in connection herewith will be held by the Agent until such time as the conditions for the benefit of the Agent set forth in the Agency Agreement are satisfied by the Issuer or waived by the Agent. Upon the satisfaction or waiver of these conditions, the Agent will, at the Closing, deliver this Agreement and any other documents delivered in connection herewith, to the Issuer and, on behalf of the Purchaser, pay to the Issuer an amount equal to the total Purchase Price for the Purchaser's Special Warrants (the "Subscription Funds") and the Issuer will deliver to the Agent, on behalf of the Purchaser, a certificate representing the Special Warrants purchased by the Purchaser registered in the name of the Purchaser or its nominee.
In the event that the Purchaser's subscription offer is not accepted by the Issuer or the conditions referred to above are not satisfied by the Issuer, or waived by the Agent, within the appropriate time period therein, this Agreement and any other documents delivered in connection herewith will be returned to the Purchaser at the address of the Purchaser or nominee according to the delivery instructions shown on the first page of this Agreement.

8.  RESALE RESTRICTIONS.

8.1 The Purchaser understands and acknowledges that the Purchaser's Special Warrants and, if the Purchaser's Special Warrants are exercised before the Qualification Date, the Unit Shares and Unit Warrants issued pursuant thereto, will be subject to certain resale restrictions under applicable securities legislation and that the certificates representing the Securities will bear a legend to that effect. The Purchaser also acknowledges that its has been advised to consult with its own legal advisors regarding the applicable resale restrictions and that the Purchaser is solely responsible (and neither the Issuer nor the Agent is in any manner responsible) for complying with such restrictions. The Purchaser covenants and agrees to sell, assign or transfer the Securities only in accordance with the Securities Acts and such legend. THE PURCHASER FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT THE ISSUER IS NOT CURRENTLY A "REPORTING ISSUER" UNDER CANADIAN SECURITIES LAWS AND THAT THE SPECIAL WARRANTS AND THE UNIT SHARES AND UNIT WARRANTS ISSUABLE UPON THE EXERCISE OF THE SPECIAL WARRANTS MAY NOT BE SOLD IN THE QUALIFYING PROVINCES EXCEPT PURSUANT TO EXEMPTIONS FROM THE PROSPECTUS REQUIREMENTS OF THE CANADIAN SECURITIES LAWS.

8.2 The offer and sale of the Special Warrants has been made, and the sale of shares of common stock upon exercise of Unit Warrants will be made, in reliance upon Regulation S promulgated by the SEC under the Securities Act of 1933 ("1933 Act"). Therefore, the Special Warrants, Unit Shares, Unit Warrants, and shares of common stock issuable upon exercise of the Unit Warrants will be "restricted securities" and as such may be resold only in accordance with an effective registration statement filed under the Act or compliance with Rule 144 under the 1933 Act. Regulation S requires that, for a period of 40 days following the closing of the offering, no offer or sale of a Special Warrant, Unit Warrant, Unit Share, or share of common stock issuable upon exercise of a Unit Warrant may be made to a United States Person, as that term is defined in Regulation S, or for the account of a United States Person. Regulation S also requires that each Special Warrant and Unit Warrant bear a legend stating that the Special Warrant and Unit Warrants, as the case may be, and the securities issuable upon its exercise have not been registered under the 1933 Act and that the Warrant may not be exercised by or on behalf of the United States Person unless such a registration is effective or an exemption from registration is available.

Each person exercising a Special Warrant or Unit Warrant must provide the Issuer with either (i) written certification that it is not a United States Person and that the Warrant is not being exercised on behalf of a United States Person, or (ii) a written opinion of counsel satisfactory to the Issuer that the issuance of securities upon exercise of the Special Warrant or Unit Warrant has been registered under the 1933 Act and any applicable States securities law or is exempt from registration. Regulation S also provides for the resale of securities which are issued and outstanding. As noted above, the Special Warrants, Unit Shares, Unit Warrants, and shares issuable upon exercise of the Unit Warrants may be resold only in compliance with Regulation S or pursuant to an effective registration statement under the 1933 Act or an exemption from the registration requirements of the 1933 Act. Rule 904 of Regulation S provides that a resale of an outstanding security may be made pursuant thereto if the offer and sale of the security are made in an offshore transaction and if no directed selling effort is made in the United States with regard to the securities to be sold by the seller, an affiliate, or any person acting on their behalf. An offer or sale of securities is made in an "offshore transaction" if the offer is not made to a person in the United States and either (i) at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf have good reason to believe that the buyer is outside the United States; and (ii) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States. Offers and sales of securities specifically targeted at identifiable groups of United States citizens abroad shall, in no event, be deemed to be made in an offshore transaction. Rule 904 imposes additional limitations on resales by dealers and persons receiving selling concessions and affiliates of the issuer.
Each certificate evidencing a Special Warrant and Unit Warrant will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR QUALIFIED UNDER OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE NOR UNDER OR PURSUANT TO THE SECURITIES LAWS OF ANY PROVINCE IN CANADA, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. INDEMNITY.

8.3 The Purchaser agrees to indemnify and hold harmless the Issuer and the Agent and their respective directors, officers, employees, agents, advisers and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, administrative proceeding or investigation commenced or threatened or any claim whatsoever arising out of or based upon any representation or warranty of the Purchaser contained herein or in any document furnished by the Purchaser to the Issuer or the Agent in connection herewith being untrue in any material respect or any breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser herein or in any document furnished by the Purchaser to the Issuer or the Agent in connection herewith.

9.  PROSPECTUS/REGISTRATION STATEMENT.

9.1 The Issuer has agreed with the Agent to prepare and file a final Prospectus and to use its reasonable best efforts to obtain receipts therefor from the Commissions and to have an Effective Registration with respect to the Underlying Securities on or before the date (the "Qualification Deadline") which is 150 days following the Closing (if such day is not a business day, then the next following business day).

9.2 If either receipts for the final Prospectus have not been issued by the applicable Commissions or an Effective Registration has not occurred before the Qualification Deadline, the Special Warrants shall be deemed to be exercisable into 1.1 Unit Shares (rather than one Unit Share) and 0.55 Unit Warrants (rather than one-half of one Unit Warrant) for no additional consideration.

9.3 Until each of the conditions set forth in Section 10.2 have been satisfied, 15% of the gross proceeds received in connection with the Private Placement in Canada will be maintained in Escrow by Pacific Corporate Trust Company or such other trustee as may be mutually agreed to between the Issuer and the Agent.

10.  COMMISSION TO THE AGENT.

10.1 The Purchaser acknowledges that the Agent will receive from the Issuer a commission in an amount equivalent to 8% of the gross proceeds raised from the Private Placement in Canada provided, however, that the Agent shall receive a commission equivalent to 4% of the gross proceeds raised from the Private Placement in Canada from those persons identified on the President's List as provided by the Issuer and as defined in the Agency Agreement and a Fiscal Advisory Fee equal to 4% of the gross proceeds raised from the Private Placement in the United States. The Purchaser further acknowledges that the Agent will also receive Agent's Warrants (as defined in the Agency Agreement) which will be exercisable into Agent's Compensation Options (as defined in the Agency Agreement) and will entitle the Agent to purchase such number of Units of the Issuer as is equal to 10% of the Special Warrants sold under the Private Placement in the aggregate, inclusive of those Special Warrants sold in the United States, and is further entitled to reimbursement of its expenses in connection with the Private Placement.

10.2 The Purchaser acknowledges that the Agent, its directors, officers, employees, shareholders, affiliates and associates may, from time to time, hold positions in securities of the Issuer and may purchase Special Warrants.

11.  CONDITIONAL UPON REGULATORY APPROVAL.

11.1 Without limitation, this subscription and the transactions contemplated hereby are conditional upon and subject to the Issuer receiving all necessary regulatory approvals under applicable Securities Laws relating to this subscription and the Private Placement.

12.  CONTRACTUAL RIGHT OF ACTION.

12.1 In the event that the Purchaser becomes entitled under the BC Act, the Alberta Act, the Ontario Act or the Quebec Act to the remedy of rescission by reason of the Prospectus or any amendment thereto containing a misrepresentation, then, subject to any available defences and limitation periods under applicable securities legislation, the Purchaser will be entitled to rescission not only of the exercise of the Special Warrants purchased, but also of its subscription hereunder, and will be entitled in connection with such rescission to a full refund from the Issuer of all consideration paid to the Issuer on acquisition of such Special Warrants.

13.  NO REVOCATION.

13.1 The Purchaser agrees that this offer is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Purchaser.

14.  MISCELLANEOUS.

14.1 This Agreement may be delivered by fax and the Issuer and the Agent shall be entitled to rely on a fax copy of this executed
Agreement.

14.2 This Agreement is not assignable or transferable by either party without the express written consent of the other.

14.3 This Agreement enures to the benefit of and is binding upon the parties to this Agreement and their respective heirs, executors, administrators, estate trustees, personal representatives, successors and permitted assigns.

14.4 This Agreement is to be read with all changes in gender or number as required by the context.

14.5 This Agreement will be governed by and construed exclusively in accordance with the laws of Ontario and the laws of Canada applicable therein, and the parties irrevocably attorn to and submit to the jurisdiction of the courts of Ontario with respect to any dispute related to this Agreement.

14.6 The parties hereto hereby confirm that they have each requested that this agreement and all other ancillary documentation be drawn up in the English language. Les parties aux presentes reconnaissent que chacune d'elles a exige que cette convention et tout autre document qui y est accessoire soient rediges en anglais.

14.7  Time shall be the essence of this Agreement.

14.8 All dollar amounts referred to in this Agreement and in any schedules hereto refer to the lawful currency of the United States unless otherwise indicated

14.9 This agreement resulting from the acceptance of this subscription agreement by the Issuer contains the whole agreement between the Issuer and the Purchaser in respect of the subject matter hereof and there are no warranties, representations, terms, conditions, collateral agreements, express, implied or statutory, other than as expressly set forth herein, in the Agency Agreement, and in any amendments hereto or thereto. All representations, warranties, agreements and covenants made or deemed to be made by the Purchaser herein will survive the execution and delivery and acceptance of this Subscription Agreement and the closing of the Private Placement.

14.10 The Purchaser acknowledges and agrees that all costs and expenses incurred by the Purchaser (including any fees and disbursements of any special counsel returned (the Purchaser) relating to the sale of the Special Warrants to the Purchaser shall be borne by the Purchaser.

                               ACCEPTANCE

This subscription is accepted by the Issuer at Toronto, Ontario. The Issuer represents and warrants to the Purchaser that the representations and warranties made by the Issuer to the Agent in the Agency Agreement are true and correct in all material respects as of this date (save and except as waived by the Agent) and that the Purchaser is entitled to rely thereon.

DATED the    day of    , 2000.

URBANA.CA, INC.
by its authorized signatory:
Signature:
Name & Title:

                         FOR BRITISH COLUMBIA RESIDENTS ONLY
                                    SCHEDULE "A"
                                    FORM 20A (IP)
                                   Securities Act

Acknowledgement of Individual Purchaser

1.  I have agreed to purchase from Urbana.ca Inc. (the "Issuer")
_____________special warrants (the "Securities") of the Issuer.

2. I am purchasing the Securities as principal and, on closing of the agreement of purchase and sale, I will be the beneficial owner of the Securities.

3.  I [tick one]      have      have not      received an
offering memorandum describing the Issuer and the Securities.

4.  I acknowledge that:

(a) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities, AND

(b) there is no government or other insurance covering the Securities, AND

(c)  I may lose all of my investment, AND

(d) there are restrictions on my ability to resell the Securities and it is my responsibility to find out what those restrictions are and to comply with them before selling the Securities, AND

(e)  I will not receive a prospectus that the British Columbia
Securities Act (the "Act") would otherwise require be given to me because the Issuer has advised me that it is relying on a prospectus exemption, AND

(f) because I am not purchasing the Securities under a prospectus, I will not have the civil remedies that would otherwise be available to me, AND

(g) the Issuer has advised me that it is using an exemption from the requirement to sell through a dealer registered under the Act, except purchases referred to in paragraph 5(g), and as a result I do not have the benefit of any protection that might have been available to me by having a dealer act on my behalf.

5. I also acknowledge that: [tick one]

(a) I am purchasing Securities that have an aggregate acquisition cost of $97,000 or more, OR

(b) My net worth, or my net worth jointly with my spouse at the date of the agreement of purchase and sale of the security, is not less than $400,000, OR

(c) my annual net income before tax is not less than $75,000, or my annual net income before tax jointly with my spouse is not less than $125,000, in each of the two most recent calendar years, and I reasonably expect to have annual net income before tax of not less than $75,000 or annual net income before tax jointly with my spouse of not less than $125,000 in the current calendar year, OR

(d)  I am registered under the Act, OR

(e) I am a spouse, parent, brother, sister or child of a senior officer or director of the Issuer, or of an affiliate of the Issuer, OR

(f) I am a close personal friend of a senior officer or director of the Issuer, or of an affiliate of the Issuer, OR

(g) I am purchasing securities under section 128(c) ($25,000 registrant required) of the Rules, and I have spoken to a person [Name of registered person:] (the "Registered Person") who has advised me that the Registered Person is registered to trade or advise in the Securities and that the purchase of the Securities is a suitable investment for me.

6. If I am an individual referred to in paragraph 5(b), 5(c), or 5(d), I acknowledge that, on the basis of information about the Securities furnished by the Issuer, I am able to evaluate the risks and merits of the Securities because: [tick one]

(a)  of my financial, business or investment experience, OR

I (b)  have received advice from a person [Name of adviser:]
(the "Adviser")] who has advised me that the Adviser is:

(i) registered to advise, or exempted from the requirement to be registered to advise, in respect of the Securities, and

(ii) not an insider of, or in a special relationship with, the Issuer. The statements made in this report are true.

DATED:          , 2000.

Purchaser's Signature:
Print Name:
Address: